PRESS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com

Exhibit 99.1
FOR RELEASE AT 6:00 AM EDT

ENTEGRIS REPORTS RESULTS FOR FOURTH QUARTER OF 2021

•Fourth-quarter revenue of $635 million, increased 23% from prior year
•Fourth-quarter GAAP diluted EPS of $0.87, increased 38%
•Fourth-quarter non-GAAP diluted EPS of $0.96, increased 35%
•2021 revenue of $2,299 million, increased 24% from prior year
•2021 GAAP diluted EPS of $3.00, increased 39%
•2021 Non-GAAP diluted EPS of $3.44, increased 35%

BILLERICA, Mass., February 1, 2022 - Entegris, Inc. (NASDAQ: ENTG), today reported its financial results for the Company’s fourth quarter ended December 31, 2021.
Fourth-quarter sales were $635.2 million, an increase of 23% from the same quarter last year. Fourth-quarter GAAP net income was $118.2 million, or $0.87 per diluted share, which included $12.2 million of amortization of intangible assets and $4.7 million of deal and transaction costs. Non-GAAP net income was $131.8 million for the fourth quarter and non-GAAP earnings per diluted share was $0.96.
Bertrand Loy, Entegris’ president and chief executive officer, said: “Our fourth quarter results capped off a record year for Entegris. I am very proud of the 24 percent sales growth our team achieved in 2021, especially in light of the challenging operating environment. Our strong position in leading-edge solutions that are of increasing importance to customers, drove this above-market growth.”

Mr. Loy added: “Market demand is expected to be strong in 2022 and we have increased conviction in the secular growth of the semiconductor market. In addition, node transitions continue at a rapid pace and device architectures are becoming much more complex. Our capabilities are indispensable enablers of these technologies and translate into a steadily expanding Entegris content per wafer.”

Mr. Loy added: “We are very excited about the pending acquisition of CMC Materials and the potential to create enhanced value for customers. We look forward to closing the acquisition and welcoming our new colleagues to the Entegris team.”

Quarterly Financial Results Summary
(in thousands, except percentages and per share data)

GAAP Results	December 31, 2021	December 31, 2020	October 2, 2021
Net sales	$635,204	$517,594	$579,493
Operating income	$159,544	$113,228	$139,357
Operating margin - as a % of net sales	25.1%	21.9%	24.0%
Net income	$118,219	$86,624	$117,461
Diluted earnings per common share	$0.87	$0.63	$0.86
Non-GAAP Results
Non-GAAP adjusted operating income	$176,770	$126,945	$152,696
Non-GAAP adjusted operating margin - as a % of net sales	27.8%	24.5%	26.3%
Non-GAAP net income	$131,783	$97,123	$125,383
Diluted non-GAAP earnings per common share	$0.96	$0.71	$0.92

First-Quarter Outlook
For the first quarter ending April 2, 2022, the Company expects sales of $630 million to $650 million, net income of $111 million to $118 million and diluted earnings per common share between $0.81 and $0.86. On a non-GAAP basis, the Company expects diluted earnings per common share to range from $0.96 to $1.01, reflecting net income on a non-GAAP basis in the range of $131 million to $138 million.

Segment Results
The Company reports its results in the following segments:
Specialty Chemicals and Engineered Materials (SCEM): SCEM provides high-performance and high-purity process chemistries, gases and materials, and safe and efficient delivery systems to support semiconductor and other advanced manufacturing processes.
Microcontamination Control (MC): MC offers solutions to filter and purify critical liquid chemistries and gases used in semiconductor manufacturing processes and other high-technology industries.
Advanced Materials Handling (AMH): AMH develops solutions to monitor, protect, transport and deliver critical liquid chemistries, wafers and other substrates for a broad set of applications in the semiconductor, life sciences and other high-technology industries.

Fourth-Quarter Results Conference Call Details
Entegris will hold a conference call to discuss its results for the fourth quarter on Tuesday, February 1, 2022, at 9:00 a.m. Eastern Time. Participants should dial 888-394-8218 or +1 323-794-2588, referencing confirmation code 5961315. Participants are asked to dial in 5 to 10 minutes prior to the start of the call. For a replay of the call, please Click Here using passcode 5961315.

The call can also be accessed live and on-demand from the Investor Relations section of www.entegris.com. The on-demand playback will be available for six weeks after the conclusion of the teleconference.

Management’s slide presentation concerning the results for the fourth quarter will be posted on the Investor Relations section of www.entegris.com Tuesday morning before the call.

Entegris, Inc. - page 2 of 14

About Entegris
Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 6,600 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Non-GAAP Information
The Company’s condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP). Adjusted EBITDA, adjusted gross profit, adjusted segment profit, adjusted operating income, non-GAAP net income, non-GAAP adjusted operating margin and diluted non-GAAP earnings per common share, together with related measures thereof, are considered “non-GAAP financial measures” under the rules and regulations of the Securities and Exchange Commission. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company provides supplemental non-GAAP financial measures to better understand and manage its business and believes these measures provide investors and analysts additional and meaningful information for the assessment of the Company’s ongoing results. Management also uses these non-GAAP measures to assist in the evaluation of the performance of its business segments and to make operating decisions. Management believes that the Company’s non-GAAP measures help indicate the Company’s baseline performance before certain gains, losses or other charges that may not be indicative of the Company’s business or future outlook, and that non-GAAP measures offer a more consistent view of business performance. The Company believes the non-GAAP measures aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for such items and providing a level of disclosure that will help investors generally understand how management plans, measures and evaluates the Company’s business performance. Management believes that the inclusion of non-GAAP measures provides greater consistency in its financial reporting and facilitates investors’ understanding of the Company’s historical operating trends by providing an additional basis for comparisons to prior periods. The reconciliations of GAAP gross profit to adjusted gross profit, GAAP segment profit to adjusted operating income, GAAP net income to adjusted operating income and adjusted EBITDA, GAAP net income and diluted earnings per common share to non-GAAP net income and diluted non-GAAP earnings per common share and GAAP outlook to non-GAAP outlook are included elsewhere in this release.

Additional Information about the Merger and Where to Find It
This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Entegris and CMC. In connection with the proposed transaction, Entegris filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) that included a proxy statement of CMC and that also constitutes a prospectus of Entegris. Each of Entegris and CMC may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or Registration Statement or any other document that Entegris or CMC may file with the SEC. The Registration Statement on Form S-4 was declared effective by the SEC on January 28, 2022 and CMC commenced mailing of the definitive proxy statement/prospectus to its stockholders on or about January 28, 2022. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents and other documents containing important information about Entegris and CMC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Entegris are available free of charge on Entegris’ website at http://Entegris.com or by contacting Entegris’ Investor Relations Department by email at irelations@Entegris.com or by phone at +1 978-436-6500. Copies of the documents filed with the SEC by CMC are available free of charge on CMC’s website at www.CMCmaterials.com/investors or by contacting CMC’s Investor Relations Department by email at investors@CMCmaterials.com by phone at +1 630-499-2600.

Participants in the Solicitation
Entegris, CMC and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Entegris is set forth in Entegris’ in the definitive proxy statement/prospectus included in the Registration Statement, and Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 5, 2021. Information about the directors and executive officers of CMC is set forth in the definitive proxy statement/prospectus included in the Registration Statement, and CMC’s Annual Report on Form 10-K for the fiscal year ended
Entegris, Inc. - page 3 of 14

September 30, 2021, which was filed with the SEC on November 12, 2021 and amended by the Form 10-K/A filed with the SEC on January 19, 2022. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the Registration Statement and the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Entegris or CMC using the sources indicated above.

Cautionary Note on Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, including statements related to anticipated results of operations, business strategies of Entegris, CMC and the combined company, anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on Entegris’ and CMC’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated closing date for the proposed transaction and other aspects of CMC’s and Entegris’ operations or operating results, are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Entegris’ and CMC’s control, and could cause actual results to differ materially from those indicated in such forward-looking statements. These factors and risks include, but are not limited to, (i) weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for Entegris’ and CMC’s products and solutions; (ii) the parties’ ability to meet rapid demand shifts; (iii) the parties’ ability to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements; (iv) Entegris’ and CMC’s ability to protect and enforce intellectual property rights; (v) operational, political and legal risks of Entegris’ and CMC’s international operations; (vi) the increasing complexity of certain manufacturing processes; (vii) raw material shortages, supply and labor constraints and price increases; (viii) changes in government regulations of the countries in which Entegris and CMC operate; (ix) the fluctuation of currency exchange rates; (x) fluctuations in the market price of Entegris’ stock; (xi) the level of, and obligations associated with, Entegris’ and CMC’s indebtedness; (xii) the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; and (xiii) other risk factors and additional information. In addition, risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Entegris’ businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with CMC’s ability to obtain the approval of the proposed transaction by its stockholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a regulatory consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the outcome of any legal proceedings related to the merger, the response and retention of business partners and employees as a result of the announcement and pendency of the transaction; and the diversion of management time on transaction-related issues. These risks, as well as other risks related to the proposed transaction, are included in the registration statement on Form S-4, as amended, and proxy statement/prospectus that were filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4, as amended, and proxy statement/prospectus are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For a more detailed discussion of such risks and other factors, see Entegris’ and CMC’s filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 5, 2021, and CMC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, which was filed with the SEC on November 12, 2021 and amended by the Form 10-K/A filed with the SEC on January 19, 2022 and in other periodic filings, available on the SEC website or www.Entegris.com or www.cmcmaterials.com. Entegris and CMC assume no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Entegris, Inc. - page 4 of 14

Entegris, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	December 31, 2021	December 31, 2020	October 2, 2021
Net sales	$635,204	$517,594	$579,493
Cost of sales	340,114	286,722	315,289
Gross profit	295,090	230,872	264,204
Selling, general and administrative expenses	77,366	68,170	71,032
Engineering, research and development expenses	45,940	37,558	41,972
Amortization of intangible assets	12,240	11,916	11,843
Operating income	159,544	113,228	139,357
Interest expense, net	9,434	12,133	9,339
Other expense (income), net	1,888	(5,305)	1,917
Income before income tax expense	148,222	106,400	128,101
Income tax expense	30,003	19,776	10,640
Net income	$118,219	$86,624	$117,461

Basic earnings per common share:	$0.87	$0.64	$0.87
Diluted earnings per common share:	$0.87	$0.63	$0.86

Weighted average shares outstanding:
Basic	135,495	134,945	135,583
Diluted	136,629	136,438	136,631

Entegris, Inc. - page 5 of 14

Entegris, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Twelve months ended
	December 31, 2021	December 31, 2020
Net sales	$2,298,893	$1,859,313
Cost of sales	1,239,229	1,009,591
Gross profit	1,059,664	849,722
Selling, general and administrative expenses	292,408	265,128
Engineering, research and development expenses	167,632	136,057
Amortization of intangible assets	47,856	53,092
Operating income	551,768	395,445
Interest expense, net	40,997	47,814
Other expense (income), net	31,695	(6,656)
Income before income tax expense	479,076	354,287
Income tax expense	69,950	59,318
Net income	$409,126	$294,969

Basic earnings per common share:	$3.02	$2.19
Diluted earnings per common share:	$3.00	$2.16

Weighted average shares outstanding:
Basic	135,411	134,837
Diluted	136,574	136,266

Entegris, Inc. - page 6 of 14

Entegris, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$402,565	$580,893
Trade accounts and notes receivable, net	347,413	264,392
Inventories, net	475,213	323,944
Deferred tax charges and refundable income taxes	35,312	21,136
Other current assets	52,867	43,892
Total current assets	1,313,370	1,234,257
Property, plant and equipment, net	654,098	525,367
Other assets:
Right-of-use assets	66,563	45,924
Goodwill	793,702	748,037
Intangible assets, net	335,113	337,632
Deferred tax assets and other noncurrent tax assets	17,671	14,519
Other	11,379	11,960
Total assets	$3,191,896	$2,917,696
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$130,734	$81,618
Accrued liabilities	199,131	177,012
Income tax payable	49,136	43,996
Total current liabilities	379,001	302,626
Long-term debt, excluding current maturities	937,027	1,085,783
Long-term lease liability	60,101	39,730
Other liabilities	101,986	110,063
Shareholders’ equity	1,713,781	1,379,494
Total liabilities and equity	$3,191,896	$2,917,696

Entegris, Inc. - page 7 of 14

Entegris, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Operating activities:
Net income	$118,219	$86,624	$409,126	$294,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,801	21,366	90,311	83,430
Amortization	12,240	11,916	47,856	53,092
Stock-based compensation expense	7,760	6,368	29,884	22,920
Loss on extinguishment of debt and modification	—	2,378	23,338	2,378
Other	(1,354)	(23,878)	(3,330)	9,227
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts and notes receivable	(33,408)	37,906	(86,766)	(27,461)
Inventories	(53,185)	3,506	(168,372)	(50,772)
Accounts payable and accrued liabilities	16,000	30,086	53,577	40,162
Income taxes payable, refundable income taxes and noncurrent taxes payable	31,983	40,485	(3,292)	28,490
Other	(5,076)	(12,739)	8,122	(9,761)
Net cash provided by operating activities	115,980	204,018	400,454	446,674
Investing activities:
Acquisition of property and equipment	(76,640)	(52,192)	(210,626)	(131,752)
Acquisition of business, net of cash acquired	(89,692)	(767)	(91,942)	(111,912)
Other	34	73	4,450	338
Net cash used in investing activities	(166,298)	(52,886)	(298,118)	(243,326)
Financing activities:
Proceeds from revolving credit facility and long-term debt	50,000	—	501,000	617,000
Payments of revolving credit facility and long-term debt	(50,000)	—	(651,000)	(468,000)
Payments for debt extinguishment costs	—	—	(19,080)	—
Payments for dividends	(10,895)	(10,799)	(43,545)	(43,245)
Issuance of common stock	6,872	3,839	24,744	8,738
Taxes paid related to net share settlement of equity awards	(722)	(244)	(16,090)	(24,800)
Repurchase and retirement of common stock	(17,109)	(14,999)	(67,109)	(44,563)
Deferred acquisition payments	—	—	—	(16,125)
Other	(130)	—	(5,417)	(6,856)
Net cash (used in) provided by financing activities	(21,984)	(22,203)	(276,497)	22,149
Effect of exchange rate changes on cash and cash equivalents	(885)	3,992	(4,167)	3,485
(Decrease) increase in cash and cash equivalents	(73,187)	132,921	(178,328)	228,982
Cash and cash equivalents at beginning of period	475,752	447,972	580,893	351,911
Cash and cash equivalents at end of period	$402,565	$580,893	$402,565	$580,893

Entegris, Inc. - page 8 of 14

Entegris, Inc. and Subsidiaries
Segment Information
(In thousands)
(Unaudited)

	Three months ended			Twelve months ended
Net sales	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
Specialty Chemicals and Engineered Materials	$188,004	$168,625	$176,380	$711,291	$609,532
Microcontamination Control	258,866	205,626	225,877	919,363	742,186
Advanced Materials Handling	197,703	151,741	186,200	704,946	538,682
Inter-segment elimination	(9,369)	(8,398)	(8,964)	(36,707)	(31,087)
Total net sales	$635,204	$517,594	$579,493	$2,298,893	$1,859,313

	Three months ended			Twelve months ended
Segment profit	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
Specialty Chemicals and Engineered Materials	$47,215	$29,761	$41,091	$167,807	$127,969
Microcontamination Control	94,203	71,691	78,399	321,300	248,910
Advanced Materials Handling	45,304	34,321	40,503	159,995	111,028
Total segment profit	186,722	135,773	159,993	649,102	487,907
Amortization of intangibles	12,240	11,916	11,843	47,856	53,092
Unallocated expenses	14,938	10,629	8,793	49,478	39,370
Total operating income	$159,544	$113,228	$139,357	$551,768	$395,445

Entegris, Inc. - page 9 of 14

Entegris, Inc. and Subsidiaries
Reconciliation of GAAP Gross Profit to Adjusted Gross Profit
(In thousands)
(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
Net sales	$635,204	$517,594	$579,493	$2,298,893	$1,859,313
Gross profit-GAAP	$295,090	$230,872	$264,204	$1,059,664	$849,722
Adjustments to gross profit:
Integration costs	—	—	—	—	(1,557)
Severance and restructuring costs	—	—	—	—	465
Charge for fair value mark-up of acquired inventory sold	428	—	—	428	590
Adjusted gross profit	$295,518	$230,872	$264,204	$1,060,092	$849,220

Gross margin - as a % of net sales	46.5%	44.6%	45.6%	46.1%	45.7%
Adjusted gross margin - as a % of net sales	46.5%	44.6%	45.6%	46.1%	45.7%

Entegris, Inc. - page 10 of 14

Entegris, Inc. and Subsidiaries
Reconciliation of GAAP Segment Profit to Adjusted Operating Income
(In thousands)
(Unaudited)

	Three months ended			Twelve months ended
Segment profit-GAAP	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
Specialty Chemicals and Engineered Materials (SCEM)	$47,215	$29,761	$41,091	$167,807	$127,969
Microcontamination Control (MC)	94,203	71,691	78,399	321,300	248,910
Advanced Materials Handling (AMH)	45,304	34,321	40,503	159,995	111,028
Total segment profit	186,722	135,773	159,993	649,102	487,907
Amortization of intangible assets	12,240	11,916	11,843	47,856	53,092
Unallocated expenses	14,938	10,629	8,793	49,478	39,370
Total operating income	$159,544	$113,228	$139,357	$551,768	$395,445

	Three months ended			Twelve months ended
Adjusted segment profit	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
SCEM segment profit	$47,215	$29,761	$41,091	$167,807	$127,969
Integration costs	—	—	—	—	(1,557)
Severance and restructuring costs	—	155	69	167	1,061
Charge for fair value write-up of acquired inventory sold	428	—	—	428	235
SCEM adjusted segment profit	$47,643	$29,916	$41,160	$168,402	$127,708

MC segment profit	$94,203	$71,691	$78,399	$321,300	$248,910
Severance and restructuring costs	—	167	75	181	1,152
Charge for fair value write-up of acquired inventory sold	—	—	—	—	126
MC adjusted segment profit	$94,203	$71,858	$78,474	$321,481	$250,188

AMH segment profit	$45,304	$34,321	$40,503	$159,995	$111,028
Severance and restructuring costs	—	121	52	127	1,283
Charge for fair value write-up of acquired inventory sold	—	—	—	—	229
AMH adjusted segment profit	$45,304	$34,442	$40,555	$160,122	$112,540

Unallocated general and administrative expenses	$14,938	$10,629	$8,793	$49,478	$39,370
Unallocated deal and integration costs	(4,558)	(1,300)	(1,290)	(8,524)	(7,096)
Unallocated severance and restructuring costs	—	(58)	(10)	(54)	(868)
Adjusted unallocated general and administrative expenses	$10,380	$9,271	$7,493	$40,900	$31,406

Total adjusted segment profit	$187,150	$136,216	$160,189	$650,005	$490,436
Adjusted amortization of intangible assets	—	—	—	—	—
Adjusted unallocated general and administrative expenses	10,380	9,271	7,493	40,900	31,406
Total adjusted operating income	$176,770	$126,945	$152,696	$609,105	$459,030

Entegris, Inc. - page 11 of 14

Entegris, Inc. and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted Operating Income and Adjusted EBITDA
(In thousands)
(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
Net sales	$635,204	$517,594	$579,493	$2,298,893	$1,859,313
Net income	$118,219	$86,624	$117,461	$409,126	$294,969
Net income - as a % of net sales	18.6%	16.7%	20.3%	17.8%	15.9%
Adjustments to net income:
Income tax expense	30,003	19,776	10,640	69,950	59,318
Interest expense, net	9,434	12,133	9,339	40,997	47,814
Other expense (income), net	1,888	(5,305)	1,917	31,695	(6,656)
GAAP - Operating income	159,544	113,228	139,357	551,768	395,445
Operating margin - as a % of net sales	25.1%	21.9%	24.0%	24.0%	21.3%
Charge for fair value write-up of acquired inventory sold	428	—	—	428	590
Deal and transaction costs	4,744	—	—	4,744	2,576
Integration costs	(186)	1,300	1,290	3,780	2,963
Severance and restructuring costs	—	501	206	529	4,364
Amortization of intangible assets	12,240	11,916	11,843	47,856	53,092
Adjusted operating income	176,770	126,945	152,696	609,105	459,030
Adjusted operating margin - as a % of net sales	27.8%	24.5%	26.3%	26.5%	24.7%
Depreciation	22,801	21,366	22,841	90,311	83,430
Adjusted EBITDA	$199,571	$148,311	$175,537	$699,416	$542,460
Adjusted EBITDA - as a % of net sales	31.4%	28.7%	30.3%	30.4%	29.2%

Entegris, Inc. - page 12 of 14

Entegris, Inc. and Subsidiaries
Reconciliation of GAAP Net Income and Diluted Earnings per Common Share to Non-GAAP Net Income and Diluted Non-GAAP Earnings per Common Share
(In thousands, except per share data)
(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
GAAP net income	$118,219	$86,624	$117,461	$409,126	$294,969
Adjustments to net income:
Charge for fair value write-up of inventory acquired	428	—	—	428	590
Deal and transaction costs	4,744	—	—	4,744	2,576
Integration costs	(186)	1,300	1,290	3,780	2,963
Severance and restructuring costs	—	501	206	529	4,364
Loss on extinguishment of debt and modification	—	—	—	23,338	2,378
Amortization of intangible assets	12,240	11,916	11,843	47,856	53,092
Tax effect of adjustments to net income and discrete items[1]	(3,662)	(3,218)	(5,417)	(20,411)	(15,197)
Non-GAAP net income	$131,783	$97,123	$125,383	$469,390	$345,735

Diluted earnings per common share	$0.87	$0.63	$0.86	$3.00	$2.16
Effect of adjustments to net income	$0.10	$0.08	$0.06	$0.44	$0.37
Diluted non-GAAP earnings per common share	$0.96	$0.71	$0.92	$3.44	$2.54
1The tax effect of pre-tax adjustments to net income was calculated using the applicable marginal tax rate during the respective years.
Entegris, Inc. - page 13 of 14

Entegris, Inc. and Subsidiaries
Reconciliation of GAAP Outlook to Non-GAAP Outlook
(In millions, except per share data)
(Unaudited)

First-Quarter Outlook
Reconciliation GAAP net income to non-GAAP net income	April 2, 2022
GAAP net income	$111 - $118
Adjustments to net income:
Restructuring and integration costs	12
Amortization of intangible assets	12
Income tax effect	(4)
Non-GAAP net income	$131 - $138

First-Quarter Outlook
Reconciliation GAAP diluted earnings per share to non-GAAP diluted earnings per share	April 2, 2022
Diluted earnings per common share	$0.81 - $0.86
Adjustments to diluted earnings per common share:
Restructuring and integration costs	0.09
Amortization of intangible assets	0.09
Income tax effect	(0.03)
Diluted non-GAAP earnings per common share	$0.96 - $1.01

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Entegris, Inc. - page 14 of 14